Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-292662

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated February 4, 2026)

DirectBooking Technology Co., Ltd.

60,815,975 Class A Ordinary Shares

This prospectus supplement No. 1 supplements and amends the prospectus dated February 4, 2026 (the “Prospectus”), which forms a part of our Registration Statement on Form F-3 (Registration No. 333-292662), relating to the offer and sale by the selling shareholders identified in the Prospectus of up to 60,815,975 Class A Ordinary Shares (3,800,999 Class A Ordinary Shares after giving effect to a 1-for-16 reverse stock split of the Company’s ordinary shares that became effective on February 19, 2026 (the “Reverse Split”)).

We will not receive any proceeds from the resale of the securities offered by the Prospectus and this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information contained in the Prospectus. To the extent there is any inconsistency between the information contained in the Prospectus and this prospectus supplement, you should rely on the information contained in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “ZDAI.” On March 31, 2026, the last reported sale price of our Class A Ordinary Shares was $3.52 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties incorporated by reference in the Prospectus under the heading “Risk Factors” on page 7 of the Prospectus and under similar headings in the other documents incorporated by reference therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

We are filing this prospectus supplement to revise the numbers of resale shares and beneficial ownership after this offering set forth in the “Selling Shareholders” table on page 20 of the Prospectus. Other than the changes described herein, this prospectus supplement does not affect any other information set forth under the caption “Selling Shareholders” in the Prospectus. The share numbers set forth in the amended and supplemented Selling Shareholder Table contained in this prospectus supplement do not give effect to the Reverse Split.

The Selling Shareholder Table is hereby amended and supplemented by revising the information set forth in the row for DataVision Intelligence Co., Ltd. to reflect that the number of resale shares by such selling shareholder is 3,682,641, and the beneficial ownership of such selling shareholder after the offering is 2.02%.

Name of the Selling Shareholder	Beneficial Ownership Prior to this Offering		Number of Resale Shares	Beneficial Ownership After this Offering
	Number	Percent	Number	Number	Percent
Visionetic Perception Co., Ltd.(1)	6,333,333	4.92%	6,333,333	-	-%
OceanStar ECommerce Co., Ltd.(2)	12,666,668	9.84%	12,666,668	-	-%
LiberArts EduVision Group Co., Ltd.(3)	6,266,667	4.87%	6,266,667	-	-%
HuaMaoTong International Trading Co., Ltd.(4)	6,333,333	4.92%	6,333,333	-	-%
NovaSphere Global Investments Co., Ltd.(5)	6,255,730	4.86%	5,200,000	1,055,730	0.82%
NeuroSphere Future Co., Ltd.(6)	6,255,730	4.86%	5,200,000	1,055,730	0.82%
DataVision Intelligence Co., Ltd.(7)	6,275,477	4.88%	3,682,641	2,592,836	2.02%
Navigators Capital Management Co., Limited(8)	6,250,693	4.86%	4,933,333	1,317,360	1.02%
Happiness Technology Co., LTD(9)	6,250,693	4.86%	4,933,333	1,317,360	1.02%
Congyan Chen(10)	6,322,397	4.91%	5,266,667	1,055,730	0.82%

(1)	Visionetic Perception Co., Ltd.’s ultimate control person is Donghui Liu, a Chinese individual and its sole director. Donghui Liu’s residential address is RM D5, 5/F, King Yip Factory Building, No. 59 King Yip Street, Kwun Tong, Hong Kong.
(2)	OceanStar ECommerce Co., Ltd.’s ultimate control person is Yanqiu Guan, a Chinese individual and its sole director. Yanqiu Guan’s residential address is RM C05, Flat A, 2/F, Tontex Ind Building, 2-4 Sheung Hei Street, San Po Kong, Hong Kong.
(3)	LiberArts EduVision Group Co., Ltd.’s ultimate control person is Shuli Zang, a Chinese individual and its sole director. Shuli Zang’s residential address is Flat 1019B, 10/F, Liven House, No. 61-63 King Yip Street, Kwun Tong, Hong Kong.
(4)	HuaMaoTong International Trading Co., Ltd.’s ultimate control person is Yanting Wu, a Chinese individual and its sole director. Yanting Wu’s residential address is Room 602, 6th Floor, Kai Yue Commercial Building, 2C Argyle Street, Mong Kok, Kowloon, Hong Kong.
(5)	NovaSphere Global Investments Co., Ltd.’s ultimate control person is Menghai Liu, a Chinese individual and its sole director. Menghai Liu’s residential address is No. 5-16, Group 1, Dongtai Village, Qixingpao Town, Baoqing County, Heilongjiang Province, the People’s Republic of China.
(6)	NeuroSphere Future Co., Ltd.’s ultimate control person is Yanjun Jiang, a Chinese individual and its sole director. Yanjun Jiang’s residential address is Rm H 11, 1/F, Kaiser Est Phase 2, No. 51 Man Yue Street, Hung Hom, Hong Kong.
(7)	DataVision Intelligence Co., Ltd.’s ultimate control person is Lili Yao, a Chinese individual and its sole director. Lili Yao’s residential address is Rm 01, 26th Floor, Working View Comm Building, 21 Yiu Wah Street, Causeway Bay, Hong Kong.
(8)	Navigators Capital Management Co., Limited’s ultimate control person is Xianzhi Liu, a Chinese individual and its sole director. Xianzhi Liu’s residential address is Flat A516, 5/F, Efficiency House, 35 Tai Yau Street, San Po Kong.
(9)	Happiness Technology Co., LTD’s ultimate control person is Hongli Yang, a Chinese individual and its sole director. Hongli Yang’s residential address is Intershore Chambers, Road Town, Tortola, British Virgin Islands.
(10)	Congyan Chen is a Chinese individual with an address at No. 101, South Street, Jiazhai Village, Zhuangke Township, Quyang County, Baoding City, Hebei Province, China

The date of this prospectus supplement is April 1, 2026